EXHIBIT 1

SECURITIES PURCHASE AGREEMENT

    THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated November 2, 2012, is entered into by and between William D. Leopold II (“Purchaser”) and Michael Rosenberger (“Seller”).

R E C I T A L S:

    WHEREAS, Purchaser desires to purchase, and Seller desires to sell, shares of common stock of American Restaurant Concepts, Inc., a Florida corporation (the “Company”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   Purchase and Sale of Securities.

       (a)   Transaction.  Subject to the terms and conditions hereof, Seller agrees to sell, and Purchaser agrees to purchase, 15,530,000 shares (the “Shares”) of Class A common stock, $.01 par value per share (“Common Stock”), of the Company for aggregate consideration of $500,000 USD (the “Purchase Price”; such transaction, the “Transaction”).  The parties hereby acknowledge and agree that Seller has received a total of $210,000 of the Purchase Price prior to the date hereof.  The remainder of the Purchase Price, which is $290,000, shall be paid by Purchaser to Seller in accordance with the following schedule:

   (i)   six (6) monthly payments of Forty Thousand Dollars ($40,000) beginning December 2, 2012; and

   (ii)         one (1) final monthly payment of Fifty Thousand Dollars ($50,000) to be paid on June 2, 2013.

       (b)           Closing.   The closing of the Transaction (the “Closing”) shall take place on such date, at such place and at such time as may be mutually agreed upon by the parties hereto.  At the Closing: (i) the Seller shall deliver or cause to be delivered to Purchaser one or more stock certificates evidencing the Shares; (ii) Purchaser shall deliver or cause to be delivered to Seller a fully executed secured promissory note (the “Secured Promissory Note”) in such form as the parties may agree upon evidencing, among other things, Purchaser’s obligation to pay the Purchase Price to Seller; (iii) each of the parties shall execute an acknowledgement of closing in such form as the parties may agree; and (iv) each of the parties to this Agreement shall execute any and all additional documents and agreements, provide any and all additional consents and approvals, and take all such other actions as are required under this Agreement to complete the Transaction.

     2.   Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

       (a)   Validity and Effect of Agreement.  This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming it has been duly and validly executed and delivered by Seller, constitutes a legal, valid and binding obligation of Purchaser in accordance with its terms.

       (b)   No Conflict; Required Filings and Consents.  Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of his obligations hereunder will: (i) violate any statute, law, ordinance, rule or regulation applicable to Purchaser or any of the properties or assets of Purchaser; or (ii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser under, or result in the creation or imposition of any lien upon any properties, assets or business of Purchaser under, any material contract or any order, judgment or decree to which Purchaser is a party or by which he or any of his assets or properties is bound or encumbered except, in the case of clauses (i) and (ii), for such violations, breaches, conflicts, defaults or other occurrences that, individually or in the aggregate, would not have a material adverse effect on his obligation to perform his covenants under this Agreement.

       (c)   Accredited Investor.Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

       (d)   No General Solicitation.  Purchaser is unaware of, and in deciding to purchase the Shares is in no way relying upon, and did not become aware of the opportunity to purchase the Shares through or as a result of, any form of general solicitation or general advertising, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television, radio or the internet, in connection with the Transaction.

       (e)   Independent Investigation. Purchaser has made his own independent investigation with respect to the business and affairs of the Company and has not relied upon any representations, warranties, statements, opinions or other information, written or oral, provided by the Company or any of its officers, directors, agents or representatives.

     3.   Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

       (a)   Validity and Effect of Agreement.  This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming it has been duly and validly executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller, in accordance with its terms.

       (b)   No Conflict; Required Filings and Consents.  Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of his obligations hereunder will: (i) violate any statute, law, ordinance, rule or regulation applicable to Seller or any of his properties or assets; or (ii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of or the acceleration of the performance of any obligation of Seller under, or result in the creation or imposition of any lien upon any properties, assets or business of Seller under, any contract or any order, judgment or decree to which Seller is a party or by which he or any of his assets or properties is bound or encumbered.

       (c)   Title to Securities.  Seller has good and marketable title to the Shares, and the Shares are owned of record and beneficially by Seller, free and clear of any liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise.  Except for this Agreement: (i) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares; (ii) there are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of any of the Shares; and (iii) there is no indebtedness of Seller issued and outstanding that has general voting rights with respect to any of the Shares.  Except for this Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire any of the Shares.

     4.   Other Terms and Conditions.

       (a)   Resignations.  Beginning on or after June 2, 2013, Purchaser shall have the right to request that Seller: (i) resign from any and all positions on the Company’s Board of Directors and any and all positions of employment with the Company, and (ii) appoint one or more individuals to serve in any such positions in place of Seller, in which event Seller shall promptly comply with any such request.

       (b)   Bank of America.  Purchaser agrees that, by January 31, 2013, Purchaser shall pay off in full the remaining balance of principal and accrued interest due and payable under that certain Loan Agreement (together with all amendments and addendums thereto, the “Loan Agreement”) dated October 30, 2008, by and between Bank of America, N.A. and the Company and guaranteed by Michael Rosenberger, Rosalie Rosenberger and Hot Wings Concepts, Inc. (“Hot Wings Concepts”) and, in connection therewith, shall obtain a full release from all guarantees, obligations and liabilities under the Loan Agreement for the Company, Seller, Rosalie Rosenberger and Hot Wings Concepts.

       (c)   Other Company Debts.  Purchaser agrees that, by January 31, 2013, Purchaser shall pay off in full the remaining balance of any and all amounts due and payable to Debra Hill, Esq., and any law firm for which Debra Hill, Esq. was employed, for legal services performed by Ms. Hill and/or such law firm on behalf of the Company.

     5.   Indemnification.  Purchaser agrees to indemnify, defend and hold harmless Seller and his respective affiliates, agents and representatives from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements incurred by Seller and his respective affiliates, agents and representatives that arise out of or result from a breach of any representations, warranties, covenants or agreements made by Purchaser herein, and Purchaser agrees that in the event of any breach of any representations, warranties, covenants or agreements made by Purchaser herein, Seller may, at his option, forthwith rescind the sale of the Shares to Purchaser.

     6.   Entire Agreement.  This Agreement and the Secured Promissory Note contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement.  Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of his officers, directors, employees, agents or representatives, in making his decision to enter into this Agreement.

    7.   Amendment and Modification.  This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

     8   Extensions and Waivers.  The parties hereto entitled to the benefit of a term or provision may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.  No waiver by either party hereto of any breach or default of any of the representations, warranties, covenants or agreements set forth herein will be deemed a waiver as to any subsequent or similar breach or default.

    9.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Purchaser may not assign his rights or delegate his obligations under this Agreement without the express prior written consent of Seller.  Except as provided in Section 5 or as otherwise specifically provided elsewhere in this Agreement, nothing in this Agreement is intended to confer upon any person other than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in this Agreement.

    10.          Headings; Definitions.  The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms, and any pronoun shall include the corresponding masculine, feminine and neuter.

    11.          Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

    12   Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

If to Purchaser:

William D. Leopold II
3551 East Third Road
LaSalle, Illinois 61301

With a copy to:

Stan Gauthier, II, Esq.
Attorney at Law
1405 West Pinhook Road, Suite 105
Lafayette, Louisiana 70503

If to Seller:

Michael Rosenberger
12763 Clear Springs Drive
Jacksonville, Florida 32225

With a copy to:

Debra S. Hill, Esq.
FSB FisherBroyles, LLP
Jacksonville Office
2304 University Blvd West
Jacksonville, FL 32217

    13.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties consent to the exclusive personal jurisdiction of the state and federal courts of the State of Florida in Duval County.

    14.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATE HEREBY.

    15.          Counterparts.  This Agreement may be executed and delivered electronically in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth below.

SELLER /s/ Michael Rosenberger Michael Rosenberger

PURCHASER /s/ William D. Leopold II William D. Leopold II